EXHIBIT 99

February 21, 2013

PSEG ANNOUNCES 2012 RESULTS

Operating Earnings of $2.44 Per Share; Earnings from Continuing Operations of $2.51 Per Share

Company Provides 2013 Guidance of $2.25 - $2.50 Per Share

PSE&G Proposes 10-year Infrastructure Enhancement Program:

$3.9 Billion on Distribution and $1.5 Billion on Transmission

Public Service Enterprise Group (PSEG) reported today 2012 Income from Continuing Operations and Net Income of $1,275 million or $2.51 per share as compared to Income from Continuing Operations of $1,407 million, or $2.77 per share for 2011. PSEG reported Net Income for 2011 of $1,503 million, or $2.96 per share. Operating Earnings for the year 2012 were $1,236 million or $2.44 per share compared to 2011 Operating Earnings of $1,389 million or $2.74 per share.

PSEG also reported Income from Continuing Operations and Net Income for the fourth quarter of 2012 of $224 million, or $0.44 per share. This compares to fourth quarter 2011 Income from Continuing Operations of $360 million, or $0.71 per share. Operating Earnings for the fourth quarter of 2012 were $207 million, or $0.41 per share compared to fourth quarter 2011 Operating Earnings of $237 million, or $0.47 per share.

“The past year was one of significant accomplishment. We reported results for the year at the upper end of guidance, and we managed to do so despite the effects of continued low energy prices and Superstorm Sandy” said Ralph Izzo, chairman, president and chief executive officer. He went on to say “these strong results reflect our employees’ focus on operational excellence, the fuel flexibility of our generating fleet and the returns on our investment programs at PSE&G. Superstorm Sandy challenged us more than any other natural disaster in PSEG’s 109-year history. We restored service to more than 2.1 million customers in a two week period. The damage created by this latest storm has also challenged us to review and expand our investment program to pursue measures targeted at preventing a similar level of storm related damage in the future. We recently filed a proposal at the NJ Board of Public Utilities (BPU) that calls for spending up to $3.9 billion over 10 years. In addition, we have proposed spending on transmission projects amounting to approximately $1.5 billion over the 10-year period. Our proposed investments are designed to protect our system, enhance our efforts in communicating with our customers and enable us to continue to deliver the reliable service expected by our customers.”

PSEG believes that the non-GAAP financial measure of “Operating Earnings” provides a consistent and comparable measure of performance of its businesses to help shareholders understand performance trends. Operating Earnings exclude the impact of returns/(losses) associated with Nuclear Decommissioning Trust (NDT) investments and Mark-To-Market accounting as well as other one-time items not related to ongoing operations. The table below provides a reconciliation of PSEG’s Net Income to Operating Earnings (a non-GAAP measure) for the full year and fourth quarter. See Attachment 12 for a complete list of items excluded from Income from Continuing Operations in the determination of Operating Earnings.

PSEG CONSOLIDATED EARNINGS (unaudited)

Full-Year Comparative Results

2012 and 2011

	Income ($millions)		Diluted Earnings Per Share
	2012	2011	2012	2011
Net Income	$1,275	$1,503	$2.51	$2.96
(Income) Loss from Discontinued Ops	—	(96)	—	(0.19)

Income From Continuing Ops	$1,275	$1,407	$2.51	$2.77
Reconciling Items:
Power Storm Costs	39	—	0.08	—
Reconciling Items, Net of Tax	(78)	(18)	(0.15)	(0.03)

Operating Earnings (Non-GAAP)	$1,236	$1,389	$2.44	$2.74

		Avg. Shares	507M	507M

PSEG CONSOLIDATED EARNINGS (unaudited)

Fourth Quarter Comparative Results

2012 and 2011

	Income		Diluted Earnings
	($millions)		Per Share
	2012	2011	2012	2011
Net Income/Income from

Continuing Ops	$224	$360	$0.44	$0.71

Reconciling Items:
Power Storm Costs	39	—	0.08	—
Reconciling Items, Net of Tax	(56)	(123)	(0.11)	(0.24)

Operating Earnings (Non-GAAP)	$207	$237	$0.41	$0.47

		Avg. Shares	507M	507M

“We are initiating operating earnings guidance for 2013 of $2.25 - $2.50 per share”, continued Ralph Izzo. He added that “although our guidance for operating earnings in 2013 remains unchanged from our guidance for 2012, we believe PSEG is at a transition point. We expect to benefit from investments made to expand our regulated infrastructure and to improve the reliability of our system as we continue to control our costs. Our regulated business is expected to represent approximately half of 2013’s operating earnings, and our planned investment program is expected to greatly expand the earnings contribution from our regulated business as we maintain the upside optionality of our merchant business. A strong balance sheet and cash flow allows us to expand our capital investment and maintain a long history of returning cash to our shareholders. The Board of Directors recent decision on the common stock dividend established an indicated annual rate of $1.44 per share for 2013. The decision represents the ninth increase in the dividend in the past ten years and over a century of annual dividend payments.”

The following table outlines PSEG 2012 operating earnings by subsidiary and expectations for 2013.

2013 Guidance and 2012 Operating Earnings

($ millions)

	2013E	2012A
PSE&G	$580-$635	$528
PSEG Power	$535-$600	$644
PSEG Energy Holdings/Parent	$25-$35	$64
Operating Earnings	$1,140-$1,270	$1,236
Earnings Per Share	$2.25-$2.50	$2.44

Operating Earnings Review and Outlook by Operating Subsidiary

See Attachments 6 and 7 for detail regarding the quarter-over-quarter and year-over-year earnings reconciliations for each of PSEG’s businesses.

PSEG Power

PSEG Power reported operating earnings of $122 million ($0.24 per share) for the fourth quarter of 2012 bringing full year operating earnings to $644 million ($1.27 per share). On a comparative basis, PSEG Power reported operating earnings of $134 million ($0.27 per share) and $845 million ($1.67 per share) for the fourth quarter and full year 2011 respectively.

Power’s fourth quarter operating earnings benefited from strong control of operating expenses, higher capacity prices and post-storm recovery of the power fleet.

PSEG Power’s generation and maintenance facilities were affected in the quarter by the storm surge associated with Superstorm Sandy. The total cost to restore Power’s facilities (prior to insurance recovery) could be up to $300 million. The cost and work associated with restoration of Power’s facilities is expected to occur over a 2 year period from the date of the October storm. Of this amount, Power incurred $85 million in higher pre-tax operating and maintenance expenses in the fourth quarter, and recorded $19 million of insurance recovery to date, to return its facilities to service. These costs, as well as all future storm-related restoration costs at Power, are excluded from the calculation of operating earnings given the unusual nature of the storm’s impact on Power’s operations.

Lower realized prices for energy reduced Power’s earnings by $0.08 per share quarter-over-quarter. The decline in prices reflects lower contract prices hedged through the Basic Generation Services (BGS) contract and other wholesale contracts. The contract price for one-third of the BGS-related load declined to $84 per MWh on June 1, 2012 from $104 per MWh. The impact on earnings from lower prices incorporates the effect of a small improvement in margin quarter-over-quarter on volumes associated with customer migration away from the BGS contract. An increase in capacity prices on June 1, 2012 to $153 per MW-day from $110 per MW-day improved Power’s quarter-over-quarter earnings by $0.06 per share.

PSEG Power experienced a 4% decline in generation during the quarter, in large part as a result of Superstorm Sandy’s impact on Power’s facilities. The decline in generation reduced earnings quarter-over-quarter by $0.02 per share. An improvement in off-system margins and generation-related gas volumes improved quarter-over-quarter earnings from the BGSS contract by $0.01 per share. The absence of a gain on coal sales in the year-ago quarter reduced earnings comparisons by $0.02 per share. Power continued to exercise control of its operating costs (exclusive of storm related activity) helping offset the impact of lower prices. Operating and maintenance expense (exclusive of storm-related activity) declined by $0.02 per share in the quarter from year ago levels. A premium paid on the early extinguishment of debt in the fourth quarter of 2012 increased Power’s interest expense in the quarter by $0.02 per share but did not affect quarter-over-quarter earnings comparisons given a similar level of cost incurred for the early extinguishment of debt during the fourth quarter of 2011.

The nuclear fleet operated at a strong capacity factor of 91.1% for the year. The fleet’s capacity factor was reduced by 0.3% as a result of the storm’s effect on operations. The fourth quarter refueling outage at Salem 2 was delayed for two days to reduce the potential for risk to employee safety, and Salem 1 was removed from service for five days to reduce the risk of damage from the storm surge on the unit’s intake valves. Operation of the Linden combined cycle facility was also curtailed during the quarter as a result of storm damage, but has since returned to service. This caused a reduction in gas-fired generation in the quarter that was partially offset by an improvement in generation volumes from Power’s low-cost, base-load coal facilities as well as improved performance from the Bergen and Bethlehem, NY gas-fired combined cycle units which were available to meet the load.

Power’s forecast output for 2013 of 53 - 55 TWh is approximately 75% - 80% hedged at an average price of $50 per MWh. For 2014, forecast output of 53 - 55 TWh is approximately 50% - 60% hedged at an average price of $49 per MWh. Power has hedged 25% - 30% of its forecast generation in 2015 of 52 TWh – 54 TWh at an average price of $51 per MWh. The results reflect the impact of the February 2013 auction of Basic Generation Service (BGS) in New Jersey. Average prices of $92 per MWh for the PSE&G zone in the latest BGS auction will replace BGS auction prices of $96 per MWh for the three year period beginning June 1, 2013. The most recent BGS auction price for the PSE&G zone represented an increase of approximately 10% from last year’s auction result given increases in transmission, renewables and energy.

Power’s operating earnings for 2013 are forecast at $535 million - $600 million. The guidance for Power’s operating earnings does not include the impact of storm restoration costs or any insurance recovery.

PSE&G

PSE&G reported operating earnings of $75 million ($0.15 per share) for the fourth quarter bringing full year operating earnings to $528 million ($1.04 per share). On a comparative basis, PSE&G reported operating earnings of $99 million ($0.19 per share) and $521 million ($1.03 per share) for the fourth quarter and full year 2011, respectively.

PSE&G’s fourth quarter results reflect the impact of Superstorm Sandy on operating expenses which more than offset the return on increased levels of capital investment.

PSE&G made more than 2.1 million electric service restorations over a two-week period after the storm hit in late October. About 48,000 trees had to be removed or trimmed and 2,400 utility poles were repaired or replaced. The restoration cost amounted to approximately $295 million. Of this amount, approximately 14% or $40 million ($0.05 per share) was expensed and, unlike at PSEG Power, was included in 2012’s fourth quarter and full year operating earnings. The cost of restoration in 2012 was greater than the storm-related costs PSE&G incurred in the prior year, and reduced earnings quarter-over-quarter by $0.04 per share. An increase in other operating expenses (primarily pension) reduced earnings comparisons by $0.02 per share quarter-over-quarter. PSE&G’s quarter-over-quarter earnings comparisons were also affected by an increase in depreciation expense and a higher tax rate, partially offset by an increase in miscellaneous income which together reduced earnings by $0.02 per share.

An increase in transmission revenue added $0.02 per share to earnings in the quarter. Electric and gas demand was influenced by weather in the quarter which was warmer than normal but colder than a year ago. The favorable weather comparison also added $0.02 per share to earnings.

The most significant event in the quarter was Superstorm Sandy. Widespread outages resulted in the loss of 3.4% of October customer hours and 5.4% of the November customer hours. The loss of demand reduced sales by 2.7% and 0.6% for the quarter and the year respectively.

On a weather normalized basis (excluding the impact of the storm), it is estimated that electric sales declined by 1.6% in the fourth quarter resulting in a year-over-year decline in weather normalized electric demand of 0.6%. Weather normalized demand from residential customers grew by 3.2% and 1.3% for the fourth quarter and the year respectively. Demand from the commercial and industrial customer base, which is less sensitive to the weather, declined by 3.7% on a weather normalized basis in the fourth quarter and 1.4% for the year as a result of the storm’s impact on New Jersey’s economy and a slow recovery in the State’s economic growth.

The Federal Energy Regulatory Commission (FERC) approved PSE&G’s request for an annual increase in transmission revenue of $174 million under the company’s formula rate filing. The rate increase was effective on January 1, 2013.

PSE&G’s operating earnings for 2013 are forecast at $580 million - $635 million. Operating earnings will be influenced by an increase in transmission revenues and higher levels of capital investment.

PSEG Energy Holdings and Parent

PSEG Energy Holdings/Parent reported operating earnings for the fourth quarter of $10 million ($0.02 per share) compared to operating earnings of $4 million ($0.01 per share) for the fourth quarter of 2011. The results for the fourth quarter brought full year 2012 operating earnings for PSEG Energy Holdings/Parent to $64 million ($0.13 per share) versus $23 million ($0.04 per share) in 2011.

PSEG Energy Holdings/Parent fourth quarter earnings were aided by the recognition of tax benefits associated with the start-up of two new solar projects (Milford and Queen Creek). The projects (which together have a capacity of 40MW) brought the Energy Holdings solar portfolio to 69 MW at year-end. Energy Holdings acquired an additional 19MW solar-project currently under construction in Arizona which is scheduled for commercial operation in the second half of 2013.

PSEG Energy Holdings/Parent operating earnings for 2013 are forecast to be $25 million - $35 million. The results will primarily reflect the absence of tax benefits received in 2012 related to the settlement of IRS tax audits.

Balance Sheet

PSEG had $379 million of cash on the balance sheet at year-end and debt represented 40.8% of consolidated capital. During the quarter, PSEG Power redeemed $250 million of Senior Notes with an interest rate of 5.0% that were due in 2014. With this reduction, debt represented 30% of PSEG Power’s capitalization at year-end.

Utility Filings

PSE&G, as announced yesterday, has requested approval from the New Jersey Board of Public Utilities (BPU) to spend up to $3.9 billion to harden and improve the resiliency of its utility network; in addition, PSE&G plans to spend $1.5 billion over this period on its transmission network under its Federal Energy Regulatory Commission formula rate process. The program would entail spending approximately $2.8 billion of the $5.4 billion through 2017. The initial phase of the program includes spending on upgrades to our electric and gas distribution system and strengthening the backbone of our transmission infrastructure.

Forward Looking Statement

Certain of the matters discussed in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such statements are based on management’s beliefs as well as assumptions made by and information currently available to management. When used herein, the words “anticipate,” “intend,” “estimate,” “believe,” “expect,” “plan,” “should,” “hypothetical,” “potential,” “forecast,” “project,” variations of such words and similar expressions are intended to identify forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Other factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are discussed in Item 1A. Risk Factors, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A), Item 8. Financial Statements and Supplementary Data —Note 13. Commitments and Contingent Liabilities, and other factors discussed in filings we make with the United States Securities and Exchange Commission (SEC).

These factors include, but are not limited to:

•	adverse changes in the demand for or the price of the capacity and energy that we sell into wholesale electricity markets,

•

adverse changes in energy industry law, policies and regulation, including market structures and a potential shift away from competitive markets toward subsidized market mechanisms, transmission planning and cost allocation rules, including rules regarding how transmission is planned and who is permitted to build transmission in the future, and reliability standards,

•	any inability of our transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators,

•	changes in federal and state environmental regulations that could increase our costs or limit our operations,

•

changes in nuclear regulation and/or general developments in the nuclear power industry, including various impacts from any accidents or incidents experienced at our facilities or by others in the industry, that could limit operations of our nuclear generating units,

•	actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units located at the same site,

•	any inability to balance our energy obligations, available supply and risks,

•	any deterioration in our credit quality or the credit quality of our counterparties, including in our leveraged leases,

•	availability of capital and credit at commercially reasonable terms and conditions and our ability to meet cash needs,

•	changes in the cost of, or interruption in the supply of, fuel and other commodities necessary to the operation of our generating units,

•	delays in receipt of necessary permits and approvals for our construction and development activities,

•	delays or unforeseen cost escalations in our construction and development activities,

•	any inability to achieve, or continue to sustain, our expected levels of operating performance,

•	any equipment failures, accidents, severe weather events or other incidents that impact our ability to provide safe and reliable service to our customers,

•	increase in competition in energy supply markets as well as competition for certain rate-based transmission projects,

•	any inability to realize anticipated tax benefits or retain tax credits,

•	challenges associated with recruitment and/or retention of a qualified workforce,

•	adverse performance of our decommissioning and defined benefit plan trust fund investments and changes in funding requirements, and

•	changes in technology and customer usage patterns.

All of the forward-looking statements made in this report are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by management will be realized or, even if realized, will have the expected consequences to, or effects on, us or our business prospects, financial condition or results of operations. Readers are cautioned not to place undue reliance on these forward-looking statements in making any investment decision. Forward-looking statements made in this report apply only as of the date of this report. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if internal estimates change, unless otherwise required by applicable securities laws. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Attachment 1

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Operating Earnings and Per Share Results by Subsidiary

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Earnings Results ($ Millions)
PSEG Power	$122	$134	$644	$845
PSE&G	75	99	528	521
PSEG Energy Holdings/Enterprise	10	4	64	23

Operating Earnings	$207	$237	$1,236	$1,389

Reconciling Items(a)	17	123	39	18

Income from Continuing Operations	$224	$360	$1,275	$1,407

Discontinued Operations(b)	—	—	—	96

Net Income	$224	$360	$1,275	$1,503

Fully Diluted Average Shares Outstanding (in Millions)	507	507	507	507

Per Share Results (Diluted)
PSEG Power	$0.24	$0.27	$1.27	$1.67
PSE&G	0.15	0.19	1.04	1.03
PSEG Energy Holdings/Enterprise	0.02	0.01	0.13	0.04

Operating Earnings	$0.41	$0.47	$2.44	$2.74

Reconciling Items(a)	0.03	0.24	0.07	0.03

Income from Continuing Operations	$0.44	$0.71	$2.51	$2.77

Discontinued Operations(b)	—	—	—	0.19

Net Income	$0.44	$0.71	$2.51	$2.96

(a)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings.
(b)	Related to sale of Texas assets.

Attachment 2

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	Three Months Ended December 31, 2012
		PSEG
		Energy Holdings/	PSEG
	PSEG	Enterprise (a)	POWER	PSE&G
OPERATING REVENUES	$2,406	$(472)	$1,281	$1,597
OPERATING EXPENSES
Energy Costs	900	(537)	658	779
Operation and Maintenance	756	(2)	342	416
Depreciation and Amortization	256	11	62	183
Taxes Other Than Income Taxes	26	—	—	26

Total Operating Expenses	1,938	(528)	1,062	1,404

OPERATING INCOME	468	56	219	193
Income from Equity Method Investments	3	3	—	—
Other Income and (Deductions)	7	1	(10)	16
Other Than Temporary Impairments	(4)	—	(4)	—
Interest Expense	(113)	(1)	(37)	(75)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	361	59	168	134
Income Tax Benefit (Expense)	(137)	(19)	(59)	(59)

NET INCOME	$224	$40	$109	$75

OPERATING EARNINGS	$207	$10	$122	$75
Reconciling Items Excluded from Continuing Operations (b)	17	30	(13)	—

INCOME FROM CONTINUING OPERATIONS	$224	$40	$109	$75

	Three Months Ended December 31, 2011
		PSEG
		Energy Holdings/	PSEG
	PSEG	Enterprise (a)	POWER	PSE&G
OPERATING REVENUES	$2,636	$(465)	$1,493	$1,608
OPERATING EXPENSES
Energy Costs	1,007	(531)	711	827
Operation and Maintenance	652	2	292	358
Depreciation and Amortization	237	8	58	171
Taxes Other Than Income Taxes	31	—	—	31

Total Operating Expenses	1,927	(521)	1,061	1,387

OPERATING INCOME	709	56	432	221
Income from Equity Method Investments	(4)	(4)	—	—
Other Income and (Deductions)	(2)	—	(9)	7
Other Than Temporary Impairments	(9)	1	(10)	—
Interest Expense	(114)	3	(41)	(76)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	580	56	372	152
Income Tax Benefit (Expense)	(220)	(21)	(146)	(53)

NET INCOME	$360	$35	$226	$99

OPERATING EARNINGS	$237	$4	$134	$99
Reconciling Items Excluded from Continuing Operations (b)	123	31	92	—

INCOME FROM CONTINUING OPERATIONS	$360	$35	$226	$99

(a)	Includes activities at Energy Holdings and the Parent as well as intercompany eliminations.
(b)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings.

Attachment 3

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	Year Ended December 31, 2012
	PSEG	PSEG Energy Holdings/ Enterprise (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$9,781	$(1,710)	$4,865	$6,626
OPERATING EXPENSES
Energy Costs	3,719	(1,823)	2,383	3,159
Operation and Maintenance	2,632	2	1,122	1,508
Depreciation and Amortization	1,054	39	237	778
Taxes Other Than Income Taxes	98	—	—	98

Total Operating Expenses	7,503	(1,782)	3,742	5,543

OPERATING INCOME	2,278	72	1,123	1,083
Income from Equity Method Investments	12	12	—	—
Other Income and (Deductions)	162	6	109	47
Other Than Temporary Impairments	(18)	—	(18)	—
Interest Expense	(423)	6	(134)	(295)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,011	96	1,080	835
Income Tax Benefit (Expense)	(736)	4	(433)	(307)

NET INCOME	$1,275	$100	$647	$528

OPERATING EARNINGS	$1,236	$64	$644	$528
Reconciling Items Excluded from Continuing Operations (b)	39	36	3	—

INCOME FROM CONTINUING OPERATIONS	$1,275	$100	$647	$528

	Year Ended December 31, 2011
	PSEG	PSEG Energy Holdings/ Enterprise (a)	PSEG POWER	PSE&G
OPERATING REVENUES	$11,079	$(2,390)	$6,143	$7,326
OPERATING EXPENSES
Energy Costs	4,747	(2,250)	3,046	3,951
Operation and Maintenance	2,481	7	1,102	1,372
Depreciation and Amortization	976	33	224	719
Taxes Other Than Income Taxes	133	—	—	133

Total Operating Expenses	8,337	(2,210)	4,372	6,175

OPERATING INCOME	2,742	(180)	1,771	1,151
Income from Equity Method Investments	4	4	—	—
Other Income and (Deductions)	135	3	111	21
Other Than Temporary Impairments	(22)	(1)	(20)	(1)
Interest Expense	(475)	10	(175)	(310)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,384	(164)	1,687	861
Income Tax Benefit (Expense)	(977)	48	(685)	(340)

INCOME FROM CONTINUING OPERATIONS	1,407	(116)	1,002	521
Discontinued Operations, net of tax (c)	96	—	96	—

NET INCOME	$1,503	$(116)	$1,098	$521

OPERATING EARNINGS	$1,389	$23	$845	$521
Reconciling Items Excluded from Continuing Operations (b)	18	(139)	157	—

INCOME FROM CONTINUING OPERATIONS	$1,407	$(116)	$1,002	$521

(a)	Includes activities at Energy Holdings and the Parent as well as intercompany eliminations.
(b)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings.
(c)	Related to sale of Texas assets.

Attachment 4

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Capitalization Schedule

(Unaudited, $ Millions)

	December 31, 2012	December 31, 2011
DEBT
Long-Term Debt	$7,173	$7,060
Securitization Debt	722	939
Project Level, Non-Recourse Debt	44	95

Total Debt	7,939	8,094
STOCKHOLDERS’ EQUITY
Common Stock	4,833	4,823
Treasury Stock	(607)	(601)
Retained Earnings	6,942	6,385
Accumulated Other Comprehensive Loss	(388)	(337)

Total Common Stockholders’ Equity	10,780	10,270
Noncontrolling Interests - Equity Investments	1	2

Total Equity	10,781	10,272

Total Capitalization	$18,720	$18,366

Attachment 5

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, $ Millions)

	Year Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,275	$1,503
Adjustments to Reconcile Net Income to Net Cash Flows From Operating Activities	1,512	2,054

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,787	3,557

NET CASH USED IN INVESTING ACTIVITIES	(2,625)	(1,269)

NET CASH USED IN FINANCING ACTIVITIES	(617)	(1,734)

Net Decrease in Cash and Cash Equivalents	(455)	554
Cash and Cash Equivalents at Beginning of Period	834	280

Cash and Cash Equivalents at End of Period	$379	$834

Attachment 6

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Quarter-over-Quarter EPS Reconciliation

December 31, 2012 vs. December 31, 2011

(Unaudited)

Attachment 7

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Year-over-Year EPS Reconciliation

December 31, 2012 vs. December 31, 2011

(Unaudited)

Attachment 8

PSEG POWER LLC

Generation Measures

(Unaudited)

	GWhr Breakdown		GWhr Breakdown
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Nuclear - NJ	4,845	5,130	20,370	20,713
Nuclear - PA	2,324	2,344	9,403	9,412

Total Nuclear	7,169	7,474	29,773	30,125
Fossil - Coal/Natural Gas - NJ*	8	(2)	1,108	2,467
Fossil - Coal - PA	1,089	904	4,566	4,985
Fossil - Coal - CT	25	(5)	103	485

Total Coal	1,122	897	5,777	7,937
Fossil - Oil & Natural Gas - NJ	2,240	2,772	11,950	11,615
Fossil - Oil & Natural Gas - NY	1,185	1,052	4,904	4,240
Fossil - Oil & Natural Gas - CT	28	6	107	63

Total Oil & Natural Gas	3,453	3,830	16,961	15,918

	11,744	12,201	52,511	53,980

	% Generation by Fuel Type		% Generation by Fuel Type
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Nuclear - NJ	41%	42%	39%	38%
Nuclear - PA	20%	19%	18%	18%

Total Nuclear	61%	61%	57%	56%
Fossil - Coal/Natural Gas - NJ*	0%	0%	2%	5%
Fossil - Coal - PA	10%	8%	9%	9%
Fossil - Coal - CT	0%	0%	0%	1%

Total Coal	10%	8%	11%	15%
Fossil - Oil & Natural Gas - NJ	19%	23%	23%	22%
Fossil - Oil & Natural Gas - NY	10%	8%	9%	7%
Fossil - Oil & Natural Gas - CT	0%	0%	0%	0%

Total Oil & Natural Gas	29%	31%	32%	29%

	100%	100%	100%	100%

*	Includes Pumped Storage. Pumped Storage accounted for <1% of total generation for the three and twelve months ended December 31, 2012 and 2011. Also, 2012 generation includes natural gas fuel switching intervals.

Attachment 9

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

December 31, 2012

Electric Sales and Revenues

Sales (millions kwh)	Three Months Ended	Change vs. 2011	Year Ended	Change vs. 2011

Residential	2,862	6.6%	13,544	-1.9%
Commercial & Industrial	6,318	-3.3%	27,759	-2.3%
Street Lighting	100	60.3%	329	9.3%
Interdepartmental	2	5.9%	9	-3.9%

Total	9,282	0.0%	41,641	-2.1%

Revenue (in millions)
Residential	$431	-60.0%	$2,112	-7.3%
Commercial & Industrial	418	-8.2%	2,084	-8.2%
Street Lighting	19	-60.0%	73	-10.0%
Other Operating Revenues*	88	-5.6%	362	-6.2%

Total	$956	-4.6%	$4,631	-7.5%

Weather Data	Three Months Ended	Change vs. 2011	Year Ended	Change vs. 2011
THI Hours - Actual	299	-1.1%	18,254	-9.6%
THI Hours - Normal	290		15,557

*	Primarily sales of Non-Utility Generator energy to PJM and Transmission related revenues.

Attachment 10

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

December 31, 2012

Gas Sold and Transported

Sales (millions therms)	Three Months Ended	Change vs. 2011	Year Ended	Change vs. 2011

Residential Sales	398	16.3%	1,158	-9.5%
Commercial & Industrial - Firm Sales	127	8.9%	403	-12.8%
Commercial & Industrial - Interr. & Cogen	19	-34.6%	84	-46.9%

Total	544	11.4%	1,645	-13.5%

Gas Transported - Firm Sales	169	20.6%	525	-1.2%
Gas Transported - Non-Firm	237	-37.7%	1,227	12.1%

Revenue (in millions)
Residential Sales	$206	3.3%	$608	-22.5%
Commercial & Industrial - Firm Sales	73	10.1%	208	-27.1%
Commercial & Industrial - Interr. & Cogen	10	-30.3%	37	-56.2%
Other Operating Revenues*	43	0.5%	161	107.0%

Total	$332	2.9%	$1,014	-22.7%

Gas Transported	$309	9.7%	$981	-2.3%

Weather Data	Three Months Ended	Change vs. 2011	Year Ended	Change vs. 2011

Degree Days - Actual	1,593	21.0%	4,019	-6.8%
Degree Days - Normal	1,633		4,733

*	Primarily Appliance Service.

Attachment 11

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Statistical Measures

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Weighted Average Common Shares Outstanding (000’s)
Basic	505,906	505,920	505,933	505,949
Diluted	507,231	507,038	507,086	506,982
Stock Price at End of Period			$30.60	$33.01
Dividends Paid per Share of Common Stock	$0.3550	$0.3425	$1.4200	$1.3700
Dividend Payout Ratio*			58.2%	50.0%
Dividend Yield			4.6%	4.2%
Price/Earnings Ratio*			12.5	12.0
Rate of Return on Average Common Equity*			11.6%	13.8%
Book Value per Common Share			$21.31	$20.30
Market Price as a Percent of Book Value			144%	163%
Total Shareholder Return	-3.8%	0.0%	-2.9%	8.3%

*	Calculation based on Operating Earnings for the 12 month period ended.

Attachment 12

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Reconciling Items Excluded from Continuing Operations to Compute Operating Earnings

(Unaudited)

Pro-forma Adjustments, net of tax	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Earnings Impact ($ Millions)
Gain (Loss) on Nuclear Decommissioning Trust (NDT)
Fund Related Activity (PSEG Power)	$3	$—	$52	$50
Gain (Loss) on Mark-to-Market (MTM)(a) (PSEG Power)	23	92	(10)	107
Lease Related Activity (PSEG Energy Holdings)	30	(3)	36	(173)
Storm O&M (PSEG Power)	(39)	—	(39)	—
Gain on Sale of Qwest Building (PSEG Energy Holdings)	—	34	—	34

Total Pro-forma adjustments	$17	$123	$39	$18

Fully Diluted Average Shares Outstanding (in Millions)	507	507	507	507

Per Share Impact (Diluted)
Gain (Loss) on NDT Fund Related Activity (PSEG Power)	$—	$—	$0.10	$0.10
Gain (Loss) on MTM(a) (PSEG Power)	0.05	0.18	(0.02)	0.21
Lease Related Activity (PSEG Energy Holdings)	0.06	—	0.07	(0.34)
Storm O&M (PSEG Power)	(0.08)	—	(0.08)	—
Gain on Sale of Qwest Building (PSEG Energy Holdings)	—	0.06	—	0.06

Total Pro-forma adjustments	$0.03	$0.24	$0.07	$0.03

(a)	Includes the financial impact from positions with forward delivery months.